U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[_] Check this box if no longer subject of Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

(Print or Type Responses)
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1.   Name and Address of Reporting Person*

     James,           Michael                 D.
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     (Last)           (First)             (Middle)


     1519 North 131st Avenue
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                     (Street)

     Omaha                Nebraska             68154
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     (City)               (State)              (Zip)


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2.   Issuer Name and Ticker or Trading Symbol

     AMCON Distributing Company "DIT"

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3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)



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4.   Statement for Month/Year

     12/27/2002

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5.   If Amendment, Date of Original (Month/Year)


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6.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     [ ]  Director                             [ ]  10% Owner
     [X]  Officer (give title below)           [ ]  Other (specify below)

                                                Chief Financial Officer
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7.   Individual or Joint/Group Filing (Check applicable line)

     [ ]  Form filed by one Reporting Person
     [ ]  Form filed by more than one Reporting Person
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           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
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
                                                                                                5.
                                                                                                Amount of      6.
                                                                  4.                            Securities     Owner-
                                                                  Securities Acquired (A) or    Beneficially   ship
                                         2A.         3.           Disposed of (D)               Owned          Form:     7.
                                         Deemed      Transaction  (Instr. 3, 4 and 5)           Following      Direct    Nature of
                          2.             Execution   Code         ----------------------------- Reported       (D) or    Indirect
1.                        Transaction    Date,       (Instr. 8)                 (A)             Transaction(s) Indirect  Beneficial
Title of Security         Date           if any      ------------   Amount      or     Price    (Instr. 3      (I)       Ownership
(Instr. 3)                (mm/dd/yy)     (mm/dd/yy)  Code     V                 (D)             and 4)         (Instr.4) (Instr. 4)
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

Common Stock, Par Value
 $0.01 per share         $1.477         12/27/02      M            2,200         A   $1.477    3,300          D
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
*    If the Form is filed by more than one  Reporting  Person, see Instruction 4(b)(v).


OMB NUMBER: 3235-0287
Expires:    January 31, 2005

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially
            Owned (e.g., puts, calls, warrants, options, convertible securities)

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
                                                                                                                    10.
                                                                                                           9.       Owner-
                                                                                                           Number   ship
                                                                                     7.                    of       Form
               2.                                                                    Title and             Deriv-   of
               Conver-                               5.                              Amount of             ative    Deriv-  11.
               sion                                  Number of                       Underlying            Secur-   ative   Nature
               or                                    Derivative    6.                Securities    8.      ities    Secur-  of
               Exer-                        4.       Securities    Date              Instr.        Price   Bene-    ity:    In-
               cise    3.                   Trans-   Acquired (A)  Exercisable and   3 and 4)      of      ficially Direct  direct
               Price   Trans-   3A.         action   or Disposed   Expiration Date   ------------- Deriv-  Owned    (D) or  Bene-
1.             of      action   Deemed      Code     of(D)         (Month/Day/Year)         Amount ative   at End   In-     ficial
Title of       Deriv-  Date     Execution   (Instr.  (Instr. 3,    ----------------         or     Secur-  of       direct  Owner-
Derivative     ative   (Month/  Date,       8)       4 and 5)      Date     Expira-         Number ity     Month    (I)     ship
Security       Secur-  Day/     if any      ------   ------------  Exer-    tion            of     (Instr. (Instr.  (Instr. (Instr.
(Instr. 3)     ity     Year)    (mm/dd/yy)  Code V    (A)   (D)    cisable  Date     Title  Shares 5)      4)       4)      4)
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

Options -    $1.477  12/27/02  n/a          M       (2,200)        n/a      n/a     Common (2,200) n/a   19,800      D
 Common Stock                                                                        Stock
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
Explanation of Responses:




Michael D. James                                     December 27, 2002
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      **Signature of Reporting Person                         Date


** Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

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